Pricing Supplement Dated November 19, 2007	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.75%

Effective Dates:	11-19-2007 through	11-25-2007